EXHIBIT 16(b)(iii)

CONFIDENTIAL

Execution Version

November 13, 2024

Zodiac Purchaser, L.L.C.

c/o Silver Lake Partners

55 Hudson Yards

550 West 34th Street, 40th Floor

New York, NY 10001

Project Zodiac

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter, dated October 17, 2024 (the “Original Signing Date” and, such letter, the “Original Commitment Letter”) by and between Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “RBC”), Banco Santander, S.A., New York Branch (“Santander”), Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMOCM” and, together with Bank of Montreal, “BMO”) and Barclays Bank PLC (“Barclays” and, together with RBC, Santander, BMO and any commitment parties added pursuant to the terms hereof, collectively, the “Original Commitment Parties”). The Original Commitment Letter is hereby amended and restated, replaced and superseded in its entirety as follows and such Original Commitment Letter shall be of no further effect.

You have advised the Original Commitment Parties, KKR Capital Markets LLC (“KCM”), KKR CORPORATE LENDING (CA) LLC, (“KCL”), SF Credit Partners, LLC (“SF”), Stifel Nicolaus and Company, Incorporated (“Stifel Nicolaus” and, together with SF, “Stifel”), Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”; Wells Fargo, together with Original Commitment Parties, KCM, KCL and Stifel, collectively, “we”, “us” or the “Commitment Parties”) that Zodiac Purchaser, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Buyer” or “you”), formed at the direction of Silver Lake Partners and its affiliates (collectively with the funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith, “Silver Lake”) and Hux Investment Pte. Ltd (collectively with the funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith, “GIC” and, together with Silver Lake, the “Sponsors”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C (together with this commitment letter and the Term Sheet, the “Commitment Letter”).

[1]	RBC Capital Markets is the brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

1. Commitments.

In connection with the Transactions, each of Royal Bank, Santander, Bank of Montreal, Barclays, KCL, SF and Wells Fargo Bank is pleased to advise you of its several, but not joint, commitment to provide 20%, 20%, 20%, 20%, 8%, 4% and 8%, respectively, of the aggregate principal amount of each of the Initial Term Loan Facility and the Revolving Facility. Royal Bank, Santander, Bank of Montreal, Barclays, KCL, SF and Wells Fargo Bank are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender.”

2. Titles and Roles.

It is agreed that (i) each of RBCCM, Santander, BMO, Barclays, KCM, Stifel Nicolaus and Wells Fargo Securities, will act as a joint lead arranger for each of the Facilities (each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) each of RBCCM, Santander, BMO, Barclays, KCM, Stifel Nicolaus and Wells Fargo Securities will act as a joint bookrunner for each of the Facilities (each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”) and (iii) Royal Bank will act as administrative agent and collateral agent for the Facilities (in such capacities, the “Administrative Agent”). It is further agreed that (a) RBCCM shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other marketing materials in respect of each of the Initial Term Loan Facility and the Revolving Facility and (b) the other Lead Arrangers will be listed in alphabetical order to the right of RBCCM in any Information Materials and all other marketing materials in respect of the Initial Term Loan Facility and the Revolving Facility. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and, with respect to the Facilities, no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the Majority Lead Arrangers (as defined in the Fee Letter referred to below) shall so agree.

3. Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you, including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you (x) to us prior to the date of this Commitment Letter, (y) to us after the date of this Commitment Letter and prior to the Closing Date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities (the “Required Lead Arrangers”) and (z) to the Administrative Agent after the Closing Date, that are reasonably acceptable to the Administrative Agent), (ii) those persons who are competitors of you, the Target and your and their respective subsidiaries that are separately identified in writing by you to us from time to time, (iii) in the case of each of clauses (i) and (ii), any of their respective affiliates (other than bona fide debt fund affiliates) that are either (a) identified in writing by you from time to time or (b) clearly identifiable on the basis of such affiliate’s name and (iv) any Excluded Affiliates (as defined in the Precedent Documentation) (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Lenders”); provided that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in any Facility. In the event that any portion of the Facilities are syndicated to investments funds to whom KKR Credit Advisors (US) LLC serves as an investment manager, neither KCM nor KCL shall directly be assigned that portion of the Facilities and that portion shall be assigned exclusively to other Commitment Parties.

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Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Acquisition and the initial funding under the Initial Term Loan Facility (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the effectiveness of the Facilities Documentation on the Closing Date or the availability or funding of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly (taking into account the expected timing of the Acquisition) after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the applicable Facilities is achieved and (ii) the 30th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors and, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, such contact between senior management, certain representatives or certain advisors of the Target and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your and the Sponsors’ assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of the general syndication of the Facilities, public ratings for the Initial Term Loan Facility from at least two of S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings Inc. (“Fitch”), and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of

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prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the relevant senior officers of the Target to be available for such meetings) and (f) ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries, and after using your commercially reasonable efforts, to the extent practical, appropriate and reasonable and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target or any of its subsidiaries, being offered, placed or arranged (other than (A) the Facilities and (B) any indebtedness of the Target and its subsidiaries permitted to be incurred or to remain outstanding on the Closing Date under the Acquisition Agreement) without the written consent of the Required Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Facilities (it is understood that the Target’s and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, or purchase money and equipment financings (any such debt, “Ordinary Course Indebtedness”) will not be deemed to materially and adversely impair the primary syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of the public ratings referenced above or the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (f) above or the next succeeding paragraph, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and your rights of appointment set forth in the fourth preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsors to provide and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target and its subsidiaries to provide) to the Lead Arrangers customary information with respect to Holdings, the Borrower, the Target and their respective subsidiaries and the Transactions set forth in clause (c) of the immediately preceding paragraph, the historical financial information set forth in paragraph 4 of Exhibit C hereto and customary financial estimates, forecasts and other projections (such estimates, forecasts and other projections delivered to us by you, the “Projections”). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 4 of Exhibit C hereto.

You hereby acknowledge that (a) the Lead Arrangers will make available Projections and other customary marketing material and presentations, including a customary confidential information memoranda to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Projections, other marketing material and the Information Memorandum,

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collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, Holdings, the Borrower, the Target or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of the type that is included by the Target in any filings with the Securities and Exchange Commission (the “SEC”) or that would be included in such filings if you, Holdings, the Borrower or your or their respective subsidiaries were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you or the Target or your or the Target’s respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist (and to cause the Sponsors to assist and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information with respect to you or the Target or your or the Target’s respective subsidiaries or securities to Public Siders. It is understood that in connection with your assistance described above, customary authorization letters executed and delivered by you or the Target (which shall include a customary negative assurance representation) will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any Private Side Information (other than information about the Transactions or the Facilities) and exculpate you, the Investors (as defined below), the Target, the Borrower and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) financial statements of the Borrower and its subsidiaries of a type that would be publicly filed if the Borrower or its subsidiaries were public reporting companies and publicly filed financial statements of the Target and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

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4. Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole and together with the reports and other information filed by the Target with the SEC (including the risk factors therein), is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Facilities, the Lead Arrangers (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6. Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions expressly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and (b) the applicable conditions expressly set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the Administrative Agent, each Lender and each other party thereto will execute and deliver the Facilities Documentation to which it is a party and the initial funding of the Facilities shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

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Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you, Holdings, the Borrower or the Target or your or their respective subsidiaries or businesses or otherwise, the making and accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (a) such of the representations and warranties (if any) made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable notice and cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition or otherwise results in a failure of a condition precedent in the Acquisition Agreement (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) in all material respects; provided that any Specified Representations qualified by materiality shall be, as so qualified, accurate in all respects and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the applicable conditions expressly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities, if any, of the Borrower, the Target and any wholly owned U.S. material subsidiaries of the Borrower and the Target (to the extent required by the Term Sheet) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that any such certificated equity securities of the Target and such subsidiaries of the Target will be required to be delivered on the Closing Date only to the extent such certificates are actually received from the Target) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably but no later than 90 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably)). For purposes hereof, “Specified Representations” means, with respect to the Facilities the applicable representations and warranties of the Borrower and the Guarantors to be set forth in the Facilities Documentation relating to organizational existence of the Borrower and the Guarantors party thereto as of the Closing Date; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit C); Federal Reserve margin regulations; the use of the proceeds of the Facilities not violating the PATRIOT Act, OFAC or FCPA; the Investment Company Act; the incurrence of the loans to be made under the Facilities, the provision of the Guarantees in respect of the Facilities and the granting of the security interests in the Collateral to secure the Facilities, and the entering into of the Facilities Documentation on the Closing Date, do not conflict with the organizational documents of the Borrower or the Guarantors party thereto; and, subject to the provisos in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. For the avoidance of doubt, the representation set forth in paragraph 1 of Exhibit C shall not be a Specified Representation. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

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7. Limitation on Liability; Indemnity; Settlement.

(a) Limitation on Liability.

Notwithstanding any other provision of this Commitment Letter, (i) in no event shall any Commitment Party, any of their respective affiliates or their respective officers, directors, employees, agents, controlling persons, advisors, attorneys or other representatives (each an “Arranger-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Arranger-Related Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Investors (or any of their respective affiliates), the Target (or any of its subsidiaries or affiliates) or any Arranger-Related Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the Fee Letter), the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Party is entitled to indemnification under subsection (b) of this Section 7.

(b) Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors, attorneys and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses

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incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter, the Fee Letter, the Original Commitment Letter or the Original Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agent identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution and delivery thereof and thereafter shall have no further force and effect.

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors, attorneys and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

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(c) Settlement.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to the Facilities, on a several, and not joint basis with any other Lender.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Investors, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Target or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates may be full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target (and its affiliates), the Target’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Target (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

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The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target, you and the Borrower and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and the Borrower and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Borrower and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Borrower, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target, the Borrower or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you, the Borrower, or the Target or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Target, the Borrower or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you agree not to assert, to the fullest extent permitted by law, any claims you may have with respect to such transactions or the process leading thereto against us or our affiliates for alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors and to any of your or the Investors’ affiliates and your and their respective officers, directors, employees, agents,

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attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining public ratings for the Borrower and the Initial Term Loan Facility, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (v) if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter, and such other portions as mutually agreed, have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis. For the avoidance of doubt, nothing in this paragraph prohibits any individual from communicating or disclosing information that is the subject of the confidentiality obligations set forth in this paragraph regarding suspected violations of laws, rules or regulations to a governmental, regulatory, or self-regulatory authority.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly

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available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Investors, the Borrower, the Target or any of your or their respective subsidiaries and affiliates, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Target or any of your or their respective subsidiaries and affiliates, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (the persons identified in this clause (f), collectively, the “Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) to the extent you consent in writing to any specific disclosure or (i) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Original Signing Date.

Notwithstanding anything to the contrary contained herein, the confidentiality provisions of the Original Commitment letter shall remain in full force and effect with respect to the Original Commitment Letter and the Original Fee Letter in accordance with the terms of the Original Commitment Letter.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Target, Merger Sub or the Borrower, (ii) by you to (a) Target, Merger Sub or the Borrower substantially simultaneously with the Acquisition on the Closing Date or (b) a U.S. domestically organized entity, in each case, so long as such

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entity is, or will be, controlled by you or the Investors after giving effect to the Transactions and shall (directly or indirectly through one or more wholly-owned subsidiaries) own the Target and the Borrower and agrees to be bound by the terms hereof and of the Fee Letter or (iii) subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Facilities) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons and Arranger-Related Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons and Arranger-Related Persons to the extent expressly set forth herein) and, for the avoidance of doubt, no Commitment Party may enter into any other agreements or arrangement to share any economics provided in the Commitment Letter or Fee Letter with any other parties (other than any agreement or arrangement with an affiliate of such Commitment Party as permitted hereunder or under the Fee Letter). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Electronic transmission shall be deemed to include any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record (“Electronic Signatures”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (including the exhibits hereto), together with the Fee Letter and any other letter agreement entered into with any of the Commitment Parties on or prior to the Original Signing Date, (i) are the only agreements that have been entered into among the parties hereto with respect to our commitments with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to the Acquisition Agreement, without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

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Any Joint Bookrunner may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent described in the first paragraph of Section 6 of this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER, THE ORIGINAL COMMITMENT LETTER OR THE ORIGINAL FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Original Commitment Letter, the Original Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower, the Target, Holdings and the other Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

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The indemnification, compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation (to the extent covered therein) upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any of the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the relevant Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Fee Letter shall become effective upon execution and delivery by all parties hereto and thereto, respectively. We agree to hold our commitment to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (i) after execution and delivery of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) 11:59 p.m., New York City time on the date that is five business days after the End Date (as defined in, and as may be extended pursuant to, the Acquisition Agreement as in effect as of the Original Signing Date) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing. The termination of any commitment pursuant to this paragraph will not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ John Cokinos
Name: John Cokinos
Title: Managing Director

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Max Walling
Name: Max Wallins
Title: Managing Director

By:	/s/ Andrew Maletta
Name: D. Andrew Maletta
Title: Executive Director

BANK OF MONTREAL

By:	/s/ Andrew Berryman
Name: Andrew Berryman
Title:Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Matthew Lynn
Name: Matthew Lynn
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

KKR CAPITAL MARKETS LLC

By:	/s/ John Knox
Name: John Knox
Title: Authorized Signatory

KKR CORPORATE LENDING (CA) LLC

By:	/s/ John Knox
Name: John Knox
Title: Authorized Signatory

SF CREDIT PARTNERS, LLC

By:	/s/ Henry B. Lang
Name: Henry B. Lang
Title: Chief Investment Officer

STIFEL NICOLAUS AND COMPANY, INCORPORATED

By:	/s/ Henry B. Lang
Name: Henry B. Lang
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin Sanders
Name: Kevin Sanders
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nicholas Grocholski
Name: Nicholas Grocholski
Title: Managing Director

Accepted and agreed to as of
the date first above written:

ZODIAC PURCHASER, L.L.C.

By:	Zodiac Guarantor, L.L.C.,
its managing member

By:	Zodiac Holdco, L.L.C.,
its managing member

By:	Silver Lake Alpine Associates II, L.P.,
its managing member

By:	SLAA II (GP), L.L.C.,
its general partner

By:	Silver Lake Group, L.L.C.,
its managing member

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Managing Director

EXHIBIT A

Project Zodiac

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Zodiac Purchaser, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Buyer”), formed at the direction of Silver Lake Partners and its affiliates (collectively with the funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith, “Silver Lake”) and Hux Investment Pte. Ltd (collectively with the funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith, “GIC” and, together with Silver Lake, the “Sponsors”), intends to acquire, directly or indirectly (the “Acquisition”), the equity interests of a company previously identified to us and code-named “Zodiac” (the “Target”), from the equity holders thereof (collectively, the “Sellers”). Buyer intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger, dated as of the Original Signing Date (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”), by and among Buyer, Zodiac Acquisition Sub, Inc., a newly formed corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Buyer (“Merger Sub”), and the Target, pursuant to which (i) Merger Sub will merge with and into the Target (the “Merger”), with the Target being the surviving entity of the Merger and (ii) the Sellers will receive cash (the “Acquisition Consideration”) in exchange for their capital stock, restricted stock units, profits interests and/or options in the Target. Immediately after giving effect to the Merger and the other Transactions, the Target will be a wholly-owned direct or indirect subsidiary of Buyer.

In connection with the foregoing, it is intended that:

a)

A portion of the existing 3.95%/5.50% convertible senior PIK toggle notes due 2029 issued by the Target and held by Silver Lake (the “Existing Target Notes”) (including all remaining interest through maturity thereon) will be repurchased for cash (the “Existing Target Notes Repurchase”) and the remaining Existing Target Notes will be contributed to a parent entity of Buyer in exchange for a combination of Preferred Equity and common stock of such parent entity on or prior to the Closing Date (such common stock, “Silver Lake Rollover Common Equity”; the repurchase, contribution and/or exchange described in this clause (a), the “Existing Target Notes Repurchase/Exchange and Rollover”).

b)

An indirect parent entity of the Borrower (as defined in Exhibit B to the Commitment Letter), will issue to the Sponsors and any other initial purchasers thereof newly issued shares of a class of preferred equity (the “Preferred Equity”) in an aggregate initial stated value of up to $350 million.

c)

GIC and certain other investors (including certain equity holders of the Target who may be given the opportunity to rollover capital stock, restricted stock units, profits interests, options and/or other equity interests into Buyer or one of its affiliates (in such capacity, the “Rollover Investors”) and certain members of the management of the Target and its subsidiaries) arranged by and/or designated by the Sponsors (collectively with the Sponsors, the “Investors”) will directly or indirectly make cash equity contributions to Buyer, the net proceeds of which will be further contributed, directly or indirectly, to Merger Sub (provided that any such contribution to Merger Sub in a form other than common equity shall be reasonably satisfactory to the Required Lead Arrangers) (the foregoing cash equity contributions to Merger Sub (which, for the avoidance of doubt, shall include the Preferred Equity issuance), the “Equity Contribution”), in an aggregate amount equal to, when combined with the fair market value of any Silver Lake Rollover Common Equity, capital stock or other equity interests of any of the Rollover Investors rolled over or invested in connection with the Transactions (as defined below) and the proceeds of the Preferred Equity issuance, at least 35% of the sum of (1) the aggregate gross proceeds of the Facilities borrowed on the Closing Date, excluding the aggregate gross proceeds of (A) any Loans (as defined in Exhibit B to the Commitment Letter) to fund original issue discount and/or upfront fees in connection with the exercise of the “Market Flex Provisions” under the Fee Letter and (B) any Revolving Loans (as defined in Exhibit B to the Commitment Letter) to fund any working capital needs on the Closing Date and (2) the equity capitalization of the Borrower and its subsidiaries on the Closing Date after giving effect to all of the Transactions (the “Minimum Equity Contribution”); provided that, if applicable, to the extent any stockholder or other equity holder of the Target has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters and/or arrange for one or more letters of credit to be issued on their behalf in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of this Commitment Letter, an aggregate amount of such equity commitment letters and/or letters of credit up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) an amount equal to the full amount committed under such equity commitment letters and/or the face value of any such letters of credit shall be funded, directly or indirectly, in cash to the Borrower in the form of common equity, or other equity on terms reasonably acceptable to the Required Lead Arrangers).

d)

The Borrower will (i) obtain up to $850 million under a senior secured term loan facility described in Exhibit B to the Commitment Letter (the “Initial Term Loan Facility”) and (ii) obtain up to $100 million in commitments under a senior secured revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Facility” and, together with the Initial Term Loan Facility, the “Facilities”).

e)

All principal, accrued, but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Closing Date under the Loan and Security Agreement, dated as of June 14, 2017 (as amended by the First Amendment to Loan and Security Agreement, dated October 11, 2018, the Second Amendment to Loan and Security Agreement, dated January 19, 2021, the Third Amendment to Loan and Security Agreement, dated October 11, 2022 and as further amended, supplemented or modified from time to time prior to the Original Signing Date, the “Existing Credit Agreement”), among Silicon Valley Bank, the Target, Zoura Services, LLC and Leeyo Software, Inc. shall be repaid in full in connection with, and substantially concurrently with the closing of, the Transactions, and all commitments to lend and guarantees and security in connection therewith shall have been terminated and/or released or customary arrangements for such termination and/or release have been agreed upon with the administrative agent (the “Refinancing”).

f)

The proceeds of the Equity Contribution, the Preferred Equity and the Facilities and/or a portion of the cash on hand at the Target and its subsidiaries on the Closing Date will be applied to pay (i) the Acquisition Consideration, (ii) for the Refinancing, (iii) for the Existing Target Notes Repurchase and (iv) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”, and the amounts set forth in clauses (i) through (iv) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

EXHIBIT B

Project Zodiac

Credit Facilities

Summary of Principal Terms and Conditions2

Borrower:	Zodiac Purchaser, L.L.C., a limited liability company organized under the laws of the State of Delaware (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Royal Bank will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Each of RBCCM, Santander, BMO, Barclays, KCM, Stifel Nicolaus and Wells Fargo Securities will act as a lead arranger (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and each of RBCCM, Santander, BMO, Barclays, KCM, Stifel Nicolaus and Wells Fargo Securities will act as a bookrunner (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Facilities, and each will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate Lead Arrangers or their affiliates to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Facilities:

(A) A senior secured term loan facility (the “Initial Term Loan Facility” and, together with any Incremental Term Facility (as defined below), each a “Term Loan Facility” and collectively, the “Term Loan Facilities”) in an aggregate principal amount of up to $850 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter. The loans under the Initial Term Loan Facility are referred to as the “Initial Term Loans” and, together with any Incremental Term Loans (as defined below), the “Term Loans.” The Lenders holding Term Loans are referred to as the “Term Lenders.”

(B) A senior secured revolving facility (the “Revolving Facility”, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount of up to $100 million. The loans under the Revolving Facility are referred to as the “Revolving Loans”, and together with the Term Loans, the “Loans”, and the commitments under the Revolving Facility are referred to as the “Revolving Commitments.” The Lenders with Revolving Commitments are referred to as the “Revolving Lenders.”

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

Incremental Facilities:

The Facilities Documentation will permit the Borrower or any Subsidiary Guarantor (as defined below) to add one or more incremental term loan facilities under the Facilities Documentation or to increase any existing term loan facility (each, an “Incremental Term Facility” and the loans under any Incremental Term Facility, the “Incremental Term Loans”) and/or increase any of the Revolving Commitments (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities (and, in each case, the commitments in respect thereof) are collectively referred to as “Incremental Facilities”) in an aggregate amount not to exceed the sum of (A) (x) the greater of (1) $144 million and (2) 100% of Consolidated EBITDA (to be defined as provided under “Financial Definitions” below) for the last four fiscal quarters of the Borrower for which financial statements are available (such greater amount, the “Incremental Starter Amount”) less (y) the aggregate amount of any Incremental Equivalent Debt (as defined below) incurred in reliance on the equivalent threshold as set forth in this clause (A) plus (B) all voluntary prepayments of the Term Loan Facility and Incremental Equivalent Debt that is secured on an equal priority basis with the Term Loan Facility (including all repayments or purchases made at a discount to par (in an amount equal to the principal amount of such repayment)) and voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction of the Revolving Commitments thereunder, in each case, made prior to such date of incurrence and not funded with the proceeds of long-term debt plus (C) an amount equal to the amount of indebtedness that is permitted to be incurred in reliance on the General Debt Basket (as defined below) (this clause (C), the “General Debt Basket Incremental Component”) plus (D) an additional amount such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (D) (which shall assume that all such indebtedness was secured on a first lien basis, whether or not so secured, and which shall be deemed to include the full amount of any Incremental Revolving Increase or Incremental Revolving Facility assuming that the full amount of such increase or Incremental Revolving Facility, as applicable, had been drawn, and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence (but without giving effect to any amount incurred simultaneously under either (1) clause (A), (B) or (C) above or (2) the Revolving Facility) or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Facilities Documentation), the Borrower would be in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with a First Lien Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (x) 5.50:1.00 or (y) the First Lien Leverage Ratio immediately prior to the incurrence of such Incremental Facility (this clause (D), the “Leverage Based Incremental Amount”); provided that:

(i) no event of default (except in connection with permitted acquisitions or other investments, where no payment or bankruptcy event of default will be the standard) under the Facilities Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)  the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Initial Term Loan Facility and the weighted average life of any such Incremental Term Facility shall not be shorter than the then remaining weighted average life of the Initial Term Loan Facility and the maturity date of any such Incremental Revolving Facility shall be no earlier than the maturity date of the Initial Revolving Facility; provided that, at the option of the Borrower, this clause (ii) shall not apply to (A) Incremental Term Facilities in an aggregate outstanding principal amount of up to the greater of (x) $290 million and (y) 200% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available of Incremental Facilities (the “Incremental Maturity Carveout”), (B) customary bridge facilities or (C) Incremental Term Facilities incurred in connection with an investment or acquisition;

(iii)  the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii) above) maturity and amortization schedule applicable to any Incremental Term Facility or Incremental Revolving Facility shall be determined by the Borrower and the lenders thereunder; provided that only during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (the “MFN Sunset Date”) and only with respect to any Incremental Term Facilities in the form of broadly syndicated U.S. dollar-denominated term B loans that are incurred pursuant to clause (A) and/or (B) above (other than Incremental Term Loans incurred in reliance on any portion of clause (B) thereof that is attributable to permanent commitment reductions of revolving credit facilities) that are secured by liens on the Collateral ranking equal in priority with the liens on the Collateral securing the Secured Obligations and mature on or prior to the maturity date of the Initial Term Loan Facility, and except (1) with respect to Incremental Term Facilities incurred in connection with an investment or an acquisition and (2) with respect to Incremental Term Facilities incurred pursuant to clause (A) and/or (B) above in an aggregate principal amount of up to the greater of (x) $290 million and (y) 200% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available, in the event that the interest rate margins for any such Incremental Term Facility are higher than the interest rate margins for the Initial Term Loan Facility by more than 100 basis points (the “MFN Cushion”), then the interest rate margins for the Initial Term Loan Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 100 basis points; provided, further, that, in determining the interest rate margins applicable to any Incremental Term Facility and the Initial Term Loan Facility (A) OID or upfront fees (which shall be deemed to constitute like amounts of OID) or other fees payable by the Borrower to the Lenders under the Initial Term Loan Facility or any Incremental Term Facility in the initial primary syndication thereof, if any, shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity), (B) arrangement, structuring, ticking, commitment, amendment, unused line or underwriting fees or other similar fees payable in connection with the Initial Term Loan Facility or such Incremental Term Loans, as applicable, consent fees for an amendment (in each case regardless of whether such fees are paid to or shared in whole or in part with any lender) and such other fees not paid to all relevant lenders generally with respect to such indebtedness shall be excluded, (C) the applicable interest rate margins shall be deemed to include any credit spread or similar adjustment applicable to a one-

month Term SOFR borrowing and (D) (1) to the extent that Term SOFR for a three-month interest period on the closing date of any such Incremental Term Facility is less than the Term SOFR floor for the Initial Term Loan Facility, the amount of such difference shall be deemed added to the interest margin for the Initial Term Loan Facility, solely for the purpose of determining whether an increase in the interest rate margins for the Initial Term Loan Facility shall be required and (2) with respect to any Incremental Term Facility, to the extent that Term SOFR applicable to the Initial Term Loan Facility for a three-month interest period on the closing date of any such Incremental Term Facility is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under the Incremental Term Facility solely for the purpose of determining whether an increase in the interest rate margins for the Initial Term Loan Facility shall be required (collectively, the “MFN Protection”);

(iv) any Incremental Term Facility or any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Initial Term Loan Facility or Initial Revolving Facility, as the case may be (except to the extent permitted by clause (ii) or (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance or other covenant is added for the benefit of any (A) Incremental Term Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance or other covenant is (1) also added for the benefit of any existing Facility or (2) only applicable after the latest maturity of any existing Facility); or (B) Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance or other covenant is (1) also added for the benefit of the Initial Revolving Facility or (2) only applicable after the latest maturity of any existing Facility); and

(v)   (a) any Incremental Facility that is secured shall only be secured by the Collateral and (b) no Incremental Facility shall be guaranteed by entities other than the Guarantors or the Borrower.

The Borrower or the applicable Subsidiary Guarantor may (but is not obligated to) seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that (i) the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender, (ii) solely with respect to any Incremental Revolving Increase, the Issuing Banks (as defined in the Precedent Documentation) shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of revolving loans or commitments, as applicable, to such Additional Lender and (iii) the restrictions applicable to Affiliated Lenders (to be defined in accordance with the Documentation Considerations) under “Assignments and Participations” shall apply to commitments in respect of Incremental Facilities.

Refinancing Facilities:	The Facilities Documentation will permit the Borrower or any Guarantor to refinance loans or commitments (including by extending the maturity) under the Facilities or loans or commitments under any Incremental Facility on terms and conditions substantially consistent with the Precedent Documentation (as defined below) after giving effect to Documentation Considerations (the “Refinancing Indebtedness”).

Purpose:

(A)  The proceeds of borrowings under the Initial Term Loan Facility will be used by the Borrower and its subsidiaries, together with the proceeds from borrowings under the Revolving Facility and cash on hand at the Target and its subsidiaries, to pay the Acquisition Funds (including, at the Borrower’s election, to fund original issue discount (“OID”) or upfront fees required pursuant to the “Market Flex Provisions” in the Fee Letter) to the extent otherwise permitted above and may be used after the Closing Date for working capital or other general corporate purposes and any other use not prohibited by the Facilities Documentation.

(B)  The letters of credit and proceeds of Revolving Loans (except as set forth below) may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and permitted dividends and other distributions on account of the capital stock of the Borrower (or any direct or indirect parent company thereof) and any other use not prohibited by the Facilities Documentation, and, subject to the limitations set forth under “Availability” below, to finance a portion of the Acquisition Funds.

(C)  The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower (or any direct or indirect parent company thereof) and any other use not prohibited by the Facilities Documentation.

Availability:

The Initial Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Initial Term Loan Facility that are repaid or prepaid may not be reborrowed.

The Revolving Facility will be available on (subject to the limitations set forth in the next two succeeding sentences) and after the Closing Date and at any time prior to the final maturity of the Revolving Facility. The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date in an amount sufficient to fund (i) any OID or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex Provisions” in the Fee Letter, plus (ii) ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date, plus (iii) refinance any amount under the revolving facility under the Existing Credit Agreement, plus (iv) Acquisition Funds in an aggregate amount, in the case of this clause (iv), not to exceed an amount to be agreed. Additionally, letters of credit issued under facilities and other credit support no longer available to the Target or its subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace any such credit support outstanding on the Closing Date under such facilities. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed. The Revolving Facility shall permit drawings of ABR loans (as defined in Annex I) on same day notice if received by the Administrative Agent prior to 12:00 p.m. New York time.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:	An aggregate amount of an amount to be agreed of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit on terms and conditions consistent with those set forth in the Precedent Documentation. For the avoidance of doubt, KCL, SF, Wells Fargo, Barclays and RBC shall only be required to issue standby letters of credit.

Final Maturity and Amortization:

The Initial Term Loan Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Initial Term Loan Facility, commencing with the second full fiscal quarter after the Closing Date, with the balance payable on the maturity date thereof.

The Revolving Facility will mature, and the Revolving Commitments will terminate, on the date that is five years after the Closing Date.

The Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Initial Term Loans, loans under any Incremental Facility or Revolving Commitments (which may include, among other things, an increase in the interest rate payable in respect of such extended Term Loans, loans under any Incremental Facility or Revolving Commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:	All obligations of the Borrower (the “Obligations”) under the Facilities and, at the election of the Borrower, all obligations of Holdings (as defined below) or any restricted subsidiary of Holdings under any interest rate protection, foreign exchange or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (collectively, “Excluded Swap Obligations”)) and cash management arrangements, in each case entered into with a Lender, Lead Arranger, Joint Bookrunner, the Administrative Agent, any affiliate of a Lender, Lead Arranger, Joint Bookrunner or the Administrative Agent or, upon notice to the Administrative Agent, any other person (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (the “Subsidiary Guarantors”) and by the direct parent company of the Borrower (“Holdings” and, together with the Subsidiary Guarantors, the “Guarantors”); provided that Subsidiary Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial or other excluded subsidiaries (to be defined in a mutually acceptable manner), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) or any similar law or regulation in any applicable jurisdiction) to Holdings or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect U.S. subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the IRS Code (a “CFC”) and any direct or indirect subsidiary of the Borrower that has no material assets other than equity and/or indebtedness of one or more CFCs (any such entity, a “FSHCO”), (e) any not-for-profit subsidiaries, captive insurance companies or other special purpose subsidiaries and (f) certain special purpose entities and any securitization subsidiary. Neither the Target nor any of its subsidiaries will be Guarantors prior to the consummation of the Acquisition and the initial funding of the Facilities on the Closing Date.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provisions, the Obligations, the Hedging/Cash Management Arrangements and the Guarantees in respect of the Obligations (collectively, the “Secured Obligations”) will be secured on a first priority basis by: (a) a perfected first-priority pledge of 100% of the equity interests of the Borrower and 100% of the equity interests of each direct, wholly-owned material restricted subsidiary of the Borrower and of each Subsidiary Guarantor (which pledge, in the case of capital stock of any non-U.S. subsidiary or any FSHCO, shall be limited to 65% of any voting capital stock and 100% of the non-voting capital stock of such first-tier material non-U.S. subsidiary or FSHCO) and (b) perfected first priority security interests in substantially all tangible and intangible personal property of Holdings, the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined in the Precedent Documentation), collectively, the “Collateral”). The pledges of and security interests in the Collateral granted by the Borrower and each Guarantor shall secure its own respective Secured Obligations.

All the above-described pledges and security interests shall be created on terms substantially similar to those set forth in the Precedent Documentation, after giving effect to the Documentation Considerations; and none of the Collateral shall be subject to other pledges or security interests, other than with respect to certain customary permitted encumbrances and other exceptions and baskets to be set forth in the Facilities Documentation, substantially similar to the exceptions and baskets set forth in the Precedent Documentation, after giving effect to the Documentation Considerations.

Mandatory Prepayments:	Loans under the Initial Term Loan Facility and, to the extent required thereunder, under any Incremental Term Facility shall be prepaid with:

(A)  commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (as defined in the Precedent Documentation and as further reduced on a dollar-for-dollar basis in a manner consistent with the Precedent Documentation (the “ECF Prepayment Amount”), with step-downs to 25% and 0% based upon the achievement and maintenance of First Lien Leverage Ratios equal to or less than 5.25:1.00 and 5.00:1.00, respectively (the “ECF Prepayment Step-Downs”); provided that any such dollar-for-dollar reductions that have not been applied to reduce the ECF Prepayment Amount in any fiscal year may be carried over to subsequent fiscal years and applied to reduce the ECF Prepayment Amount in respect of such subsequent fiscal years until such time as such amounts have been used to reduce any such ECF Prepayment Amount; provided, further, that prepayments shall only be required under this clause if the ECF Prepayment Amount in any fiscal year is greater than the greater of (1) $25 million and (2) 15% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (and only amounts in excess of such amount shall be required to be prepaid);

(B)  an amount equal to 100% (with step-downs to 50% and 0% based upon the achievement and maintenance of First Lien Leverage Ratios equal to or less than 5.25:1.00 and 5.00:1.00, respectively (the “Asset Sale Step-Downs”)) of the net cash proceeds (which shall be calculated in a manner consistent with the Precedent Documentation) of non-ordinary course sales or other dispositions of assets constituting Collateral by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of greater of (1) $25 million and (2) 15% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (and only amounts in excess of such amount shall be required to be prepaid) made pursuant to clause (b) under the heading “Permitted Asset Sales” below and otherwise consistent with such provisions in the Precedent Documentation; in the case of asset sales or dispositions pursuant to clause (b)(x) in “Permitted Asset Sales” below, subject to the rights of the Borrower and its restricted subsidiaries to distribute (using available restricted payment capacity) (the “Asset Sale RP Exception”) or reinvest 100% of such proceeds, if such proceeds are distributed or reinvested (or committed to be reinvested) within 540 days of the receipt of such net cash proceeds and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 540-day period and other exceptions to be set forth in the Facilities Documentation; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that are made up to 180 days prior to receipt of the proceeds from an asset sale to have been reinvested in accordance with the provisions hereof; and

(C)  an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Facilities Documentation, except in respect of Refinancing Indebtedness).

Mandatory prepayments shall be applied, without premium or penalty (i) amongst the Initial Term Loan Facility and any Incremental Term Facility as selected by the Borrower (except pursuant to clause (C) above with respect to Refinancing Indebtedness) and (ii) at the Borrower’s direction to the amortization payments scheduled to occur under the Term Loans Facilities and any Incremental Term Facility.

Notwithstanding the foregoing, the Facilities Documentation will provide that, in the event that any Refinancing Indebtedness or any other indebtedness, including any Incremental Equivalent Debt, that is secured on an equal priority basis (but without regard to the control of remedies) with the liens on the Collateral securing the Facilities (collectively, “Additional First Lien Debt”), shall be issued or incurred, such Additional First Lien Debt may share no more than ratably in any prepayments required by the foregoing provisions of clauses (A) and/or (B) to the extent required by the terms of the documentation for such Additional First Lien Debt.

Prepayments attributable to non-U.S. subsidiaries’ Excess Cash Flow and asset sale or other disposition proceeds will be limited under the Facilities Documentation to the extent the repatriation of such amounts would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation in a manner consistent with the Precedent Documentation.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a “Declining Lender”). Any prepayment amount declined (such amount, a “Declined Amount”) by a Declining Lender under the Term Loan Facility (including any Incremental Term Facility) may be retained by the Borrower and its restricted subsidiaries and shall increase the Available Amount Basket (as defined below).

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Commitments and voluntary prepayments of borrowings under the Term Loan Facilities will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty (other than as set forth in the second succeeding paragraph).

All voluntary prepayments of the Term Loan Facilities and any Incremental Facility will be applied to the remaining amortization payments under the Term Loan Facilities or such Incremental Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Term Loans in such order as the Borrower may designate, and shall be applied to the Facilities or any Incremental Facility as determined by the Borrower.

Any voluntary prepayment or refinancing (other than a refinancing of the Initial Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, an initial public offering, a Material Acquisition (as defined below), a Material Disposition (as defined below) or an increase in the aggregate principal amount of Term Loans (including by adding a new Class of Term Loans) (a “Facility Upsize”)) of the Initial Term Loan Facility with other broadly syndicated U.S. dollar-denominated term loan B financings under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Initial Term Loan Facility, or any amendment (other than an amendment of the Initial Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering, Material Acquisition, Material Disposition or Facility Upsize that reduces the Effective Yield of the Initial Term Loan Facility, in either case that occurs prior to the date that is six months following the Closing Date (the “Soft Call Date”) and the primary purpose of which is to lower the Effective Yield on the Initial Term Loan Facility, shall be subject to a prepayment premium of 1.00% of the principal amount of the Initial Term Loan Facility so prepaid, refinanced or amended (collectively, the “Soft Call Protection”). For the purposes of this paragraph, (i) “Material Acquisition” shall mean any acquisition by the Borrower or any restricted subsidiary for consideration (including any assumed indebtedness) in an aggregate amount equal to or greater than the lesser of $40 million and 25% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available, (ii) “Material Disposition” shall mean any disposition by the Borrower or any restricted subsidiary for consideration (including any assumed indebtedness) in an aggregate amount equal to or greater than the lesser of $40 million and 25% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available and (iii) “Effective Yield” shall mean, as of any date of determination, the sum of (a) the higher of (A) the Term SOFR rate on such date for a deposit in dollars with a maturity of one month and (B) the Term SOFR floor, if any, with respect thereto as of such date, (b) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Term SOFR rate) and (c) the amount of OID and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

Conditions to Initial Borrowing:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the Facilities on the Closing Date will be subject solely to (a) delivery of a customary borrowing/issuance notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default, (b) the accuracy of the Specified Representations in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects, (c) the accuracy of the Specified Acquisition Agreement Representations in all material respects; provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects, and (d) the applicable conditions expressly set forth in Exhibit C to the Commitment Letter.

Conditions to All Subsequent Borrowings:	After the Closing Date, the making of each extension of credit under the Revolving Facility shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects; provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects and (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit.

Facilities Documentation:	The definitive financing documentation for the Facilities (the “Facilities Documentation”) shall be initially drafted by counsel for the Sponsors and contain the terms set forth in this Exhibit B (subject to the right of the Majority Lead Arrangers (as defined in the Fee Letter), as applicable, to exercise the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (a) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the Initial Term Loan Facility, (b) be no less favorable to the Borrower and its subsidiaries than the Existing Credit Agreement and (c) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms (but no other conditions) as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Facilities Documentation shall be based on, and substantially consistent with that certain Credit Agreement, dated as of June 28, 2023 (as amended, supplemented or otherwise modified through the Original Signing Date, the “Precedent Documentation”), among Quartz Intermediate, LLC, Quartz AcquireCo, LLC and JPMorgan Chase Bank, N.A., as administrative and collateral agent, and the other banks, agents, financial institutions and other parties thereto (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith and the forms of intercreditor agreements attached thereto), as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) certain baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of Holdings and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, total assets, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Precedent Documentation, (v) modifications to reflect reasonable administrative, agency and operational requirements of the Administrative Agent and (vi) modifications to reflect the financial model provided to the Original Commitment Parties on September 3, 2024 (the “Sponsor Model”) and the quality of earnings report provided to the Original Commitment Parties on September 3, 2024 (the “QofE Report”) (collectively, the “Documentation Considerations”). For the avoidance of doubt, the Facilities Documentation will include customary bail-in provisions.

Limited Condition Transactions:

For purposes of (i) determining compliance with any provision of the Facilities Documentation which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio (as defined in the Precedent Documentation, subject to “Financial Definitions” below), the Total Leverage Ratio (as defined in the Precedent Documentation, subject to “Financial Definitions” below) or the Interest Coverage Ratio (as defined in the Precedent Documentation, subject to “Financial Definitions” below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be, as applicable, the date the definitive agreements or letters of intent for such Limited Condition Transaction are entered into, or the date of delivery of irrevocable notice or a dividend declaration with respect to, such Limited Condition Transaction (such date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower or a restricted subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

“Limited Condition Transaction” shall mean (i) an acquisition or other investment by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted by the Facilities Documentation, (ii) any repayment, repurchase or refinancing of indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered and (iii) any dividends or distributions on, or redemptions of, equity interests not prohibited by the Facilities Documentation declared or requiring irrevocable notice in advance thereof.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in pro forma Consolidated EBITDA, including of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Representations and Warranties:	Subject to the Limited Conditionality Provisions, limited on the Closing Date to the Specified Representations and the Specified Acquisition Agreement Representations and thereafter to the representations and warranties set forth in Article III of the Precedent Documentation (to be applicable to Holdings, the Borrower and its restricted subsidiaries only and subject, where applicable, to qualifications and limitations for materiality consistent with those provided in the Precedent Documentation, after giving effect to the Documentation Considerations).

“Material Adverse Effect” shall (a) on the Closing Date, have the meaning ascribed to the term “Company Material Adverse Effect” in the Acquisition Agreement, and (b) thereafter, have the meaning ascribed to such term in the Precedent Documentation.

Affirmative Covenants:	Subject in all respects to the Documentation Considerations, to be applicable to the Borrower and its restricted subsidiaries only, the same (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) as the affirmative covenants set forth in Article V of the Precedent Documentation; provided that the affirmative covenants set forth in the Facilities Documentation shall include a limitation on transactions with affiliates consistent with such limitation set forth in Section 6.09 of the Precedent Documentation.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

a)  limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including Incremental Facilities) and any permitted refinancing thereof, (ii) non-speculative hedging arrangements, (iii) indebtedness (including Ordinary Course Indebtedness) of the Target and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement and any permitted refinancings of the foregoing, (iv) any secured or unsecured notes or loans issued by the Borrower or a Guarantor in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”); provided that (A) the incurrence of such indebtedness shall result in a dollar-for-dollar reduction of the amount of indebtedness that the Borrower and the Guarantors may incur in respect of the Incremental Facilities and the other requirements related to the incurrence of the Incremental Facilities shall be satisfied (other than those set forth in the proviso to clause (iii) and in clauses (iv) and (v) of such requirements); provided, however, that, in the case of any Incremental Equivalent Debt consisting of junior priority secured notes or loans, in lieu of compliance with the First Lien Secured Leverage Ratio test set forth in the first paragraph under “Incremental Facilities”, the Borrower shall instead be in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with either (x) a Senior Secured Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (a) 6.50:1.00 or (b) the Senior Secured Leverage Ratio immediately prior to the incurrence of such Incremental Equivalent Debt or (y) an Interest Coverage Ratio of not less than either (a) 1.75:1.00 or (b) the Interest Coverage Ratio immediately prior to the incurrence of such Incremental Equivalent Debt, (B) to the extent secured, such indebtedness shall be subject to an applicable intercreditor agreement and (C)

the terms and conditions of such Incremental Equivalent Debt (excluding pricing, rate floors, discounts, fees, premiums and prepayment or redemption provisions) either (I) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Incremental Equivalent Debt than the terms and conditions of the Credit Facilities Documentation (when taken as a whole) are to the Lenders (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Incremental Equivalent Debt, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (x) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Incremental Equivalent Debt in connection therewith or (y) only applicable after the latest maturity date under the Credit Facilities Documentation at such time), (II) include covenants or other provisions applicable only to periods after the latest maturity date under the Credit Facilities Documentation at such time or (III) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Incremental Equivalent Debt (as determined by the Borrower in good faith), (v) Refinancing Indebtedness, (vi) indebtedness assumed in connection with, or otherwise incurred to finance, Permitted Acquisitions and other investments, in each case, on terms consistent with the Precedent Documentation, after giving effect to the Documentation Considerations (including a basket in an amount equal to the greater of $55 million and 35% of Consolidated EBITDA), (vii) purchase money indebtedness and capital leases (x) in an amount equal to the greater of $55 million and 35% of Consolidated EBITDA plus (y) an unlimited amount to finance the purchase, construction and improvement of fixed or capital assets subject to compliance with a maximum Senior Secured Leverage Ratio (calculated as if such purchase money indebtedness and capital leases are secured by Collateral for these purposes) of no greater than 5.50:1.00, (viii) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (ix) a general debt basket in an amount equal to the greater of $75 million and 50% of Consolidated EBITDA and which may be secured to the extent permitted by exceptions to the lien covenant (the “General Debt Basket”) less amounts incurred under the General Debt Basket Incremental Component, (x) other senior, senior subordinated or subordinated indebtedness that is unsecured or that is secured solely by assets that do not constitute Collateral so long as the Borrower is in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with either (a) a Total Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (i) 7.00:1.00 or (ii) the Total Leverage Ratio immediately prior to the incurrence of such indebtedness or (b) an Interest Coverage Ratio of not less than either (i) 1.75:1.00 or (ii) the Interest Coverage Ratio immediately prior to the incurrence of such indebtedness (this clause (x), the “Ratio Debt”), (xi) a subsidiary debt basket for non-Guarantor subsidiaries in an amount equal to the greater of $75 million and 50% of Consolidated EBITDA, (xii) indebtedness in an amount equal to (A) 200% of any cash common equity contribution to Holdings or the Borrower following the Closing Date (other than Cure Amounts (as defined in the Precedent Documentation) and the proceeds of any such Cure Amount that is actually used pursuant to, or that increases, another basket under the Facilities Documentation) to the extent such cash equity contribution shall not be counted for purposes of the Available Amount Basket and without any time limitation for use of proceeds of such contribution (this clause (xii)(A), the “Contribution Debt Basket”) plus (B) 200% of the unused amount of any baskets and/or exceptions permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof), prepayments or redemptions of any subordinated indebtedness owed by the Borrower or any Guarantor or restricted investments (including the Available Amount Basket and which such baskets, for the avoidance of doubt, shall be reduced by 50% of the amount of such incurrence) (this clause (xii)(B), the “RP Debt Basket”), (xiii) indebtedness in respect of any permitted securitization financings, which shall include securitization financing facilities that are approved by the board of directors of the Borrower so long as the sales and/or contributions of securitization assets to the applicable securitization subsidiary are made pursuant to “true sale” or “true contribution” transactions, (xiv) indebtedness of non-Guarantor subsidiaries in respect of any local working capital facilities to the extent such facility is non-recourse to the Borrower and the Guarantors, and (xv) other customary exceptions set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

b)  limitations on liens on Collateral securing indebtedness for borrowed money (which shall permit, among other things, liens securing (i) any of the Facilities and, in each case, any permitted refinancing thereof, (ii) any secured Incremental Equivalent Debt, (iii) Refinancing Indebtedness, (iv) debt assumed in connection with a Permitted Acquisition or other investment on terms consistent with the Precedent Documentation, after giving effect to the Documentation Considerations, (v) permitted purchase money indebtedness or capital leases in each case permitted to be incurred pursuant to clause (a)(vii) above, (vi) other permitted debt pursuant to a general lien basket in an amount equal to the General Debt Basket, (vii) permitted non-Guarantor subsidiary debt limited to the assets of non-Guarantors, (viii) debt incurred using the Contribution Debt Basket or the RP Debt Basket, (ix) permitted securitization financings, and (x) other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations, with incurrence ratios consistent with the secured debt incurrence ratios above);

c)  limitations on fundamental changes;

d)  limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted (i) on the terms set forth under the heading “Permitted Asset Sales” below, (ii) pursuant to an annual dollar basket in an amount equal to the greater of $40 million and 25% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available, with amounts not used in any fiscal year carried forward to succeeding fiscal years and (iii) subject to the other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

e)  limitations on investments and acquisitions (which shall be permitted on the terms set forth under “Permitted Acquisitions” below and, in addition, permit (i) unlimited investments in the Borrower and the restricted subsidiaries, (ii) investments in connection with the Transactions, (iii) [reserved], (iv) investments in amount equal to 200% of the unused amount of any baskets and/or exceptions (including, for the avoidance of doubt, unused amounts under the Available Amount Basket as set forth, and subject to, the conditions in the second succeeding paragraph) permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof) or prepayments or redemptions of any subordinated indebtedness owed by the Borrower or any Guarantor (which such baskets, for the avoidance of doubt, shall be reduced by 50% of the amount of such investment) (the “Reallocated Amount Investment Basket”), (v) additional investments subject only to pro forma compliance with either (x) a Total Leverage Ratio of no greater than either (a) 5.50:1.00 or (b) the Total Leverage Ratio immediately prior to such investment or (y) an Interest Coverage Ratio of not less than either (a) 1.75:1.00 or (b) the Interest Coverage Ratio immediately prior to such investment (the “Investment Covenant Interest Coverage Ratio”), (vi) basket for investments in similar businesses in an amount equal to the greater of $80 million and 55% of Consolidated EBITDA, (vii) a general investment basket in an amount equal to the greater of $75 million and 50% of Consolidated EBITDA, (viii) basket for investment in unrestricted subsidiaries in an amount equal to the greater of $75 million and 50% of Consolidated EBITDA, (ix) basket for loans or advances to officers, directors or employees in an amount equal to the greater of $25 million and 15% of Consolidated EBITDA, (x) basket for investments in the form of securitization assets required in connection with a permitted securitization financing, and (xi) other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

f)   limitations on dividends or distributions on, or redemptions of the Borrower’s (or any of its direct or indirect parent companies’) equity (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income or similar tax liabilities of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Borrower or its subsidiaries or to such parent’s ownership of the Borrower or its subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any direct or indirect parent entity and for the payment of franchise or similar taxes required to maintain organizational existence, (iii) subject to no continuing payment or bankruptcy event of default, customary distributions necessary to pay advisory, refinancing, subsequent transaction and exit fees, and other overhead expenses of direct and indirect parents of the Borrower attributable to the ownership of the Borrower and its subsidiaries, (iv) dividends, distributions or redemptions with the Available Amount Basket as set forth in the second succeeding paragraph, (v) a general basket in an amount equal to the greater of $45 million and 30% of Consolidated EBITDA, (vi) dividends, distributions or redemptions in connection with the Transactions (including, without limitation, as necessary to allow any parent company to make payments contemplated or otherwise required by the Acquisition Agreement whether at or after the Closing Date), (vii) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such equity interests) held by any future, present or former employee, director, officer, consultant or other individual service provider (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director profit interests or equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director, officer, consultant or other individual service provider or otherwise in an amount not to exceed the greater of $40 million and 25% of Consolidated EBITDA, in any fiscal year (which, upon an IPO, shall increase to the greater of $75 million and 50% of Consolidated EBITDA); provided that any unused portion for any fiscal year may be carried forward to succeeding fiscal years, (viii) additional dividends, distributions or redemptions, subject only to pro forma compliance with a Total Leverage Ratio of 5.25:1.00 (the “Leverage Based RP Exception”) (after giving pro forma effect to such dividend, distribution or redemption and based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the most recently ended four fiscal quarter period for which financial statements are available), (ix) after a qualified IPO, dividends, distributions or redemptions in an amount, on an annual basis, not to exceed the sum of (a) an amount not to exceed $50 million, (b) an amount equal to 7.00% of the net proceeds received by (or contributed to) the Borrower and its restricted subsidiaries from such qualified IPO and any follow on offerings and (c) an amount equal to 8.00% of the market capitalization of Holdings at the time declared and (x) other exceptions and qualifications set forth in the Precedent Documentation, after giving effect to the Documentation Considerations);

g)  limitations on prepayments or redemptions of any subordinated indebtedness owed by the Borrower or any Guarantor to any entity that is not Holdings, the Borrower or any restricted subsidiary (in an aggregate principal amount exceeding the cross acceleration threshold) (“Junior Debt”), in each case consummated earlier than the date that is 12 months prior to the stated maturity date of such Junior Debt, or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for like or other junior debt or, other than in the case of subordinated indebtedness, any unsecured debt, (ii) conversion of Junior Debt to common or “qualified preferred” equity, (iii) prepayments or redemptions using the Available Amount Basket as set forth in the second succeeding paragraph, (iv) the unused amount of any baskets and/or exceptions permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof) or restricted investments (which such baskets, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis), (v) additional prepayments or redemptions, subject only to pro forma compliance with a Total Leverage Ratio of 5.50:1.00 (the “Leverage Based RDP Exception”) (after giving pro forma effect to such prepayment or redemption) and (vi) a general prepayment or redemption basket in an amount equal to the greater of $40 million and 25% of Consolidated EBITDA of the Borrower and its restricted subsidiaries for the most recently ended four fiscal quarter period for which financial statements are available); and

h)  limitations on negative pledge clauses.

For the avoidance of doubt, unless expressly specified herein, no negative covenant exception shall be subject to a cap on non-Guarantor indebtedness or investments.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Facilities Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in Precedent Documentation, but adjusted to reflect the Documentation Considerations, which shall, for the avoidance of doubt, permit classification and reclassification from time to time by the Borrower among one or more available baskets and exceptions under any such covenants and contain automatic reclassification to ratio-based incurrence exceptions; provided that (x) monetary baskets in the negative covenants will include in a manner consistent with the Precedent Documentation basket builders based on a percentage of Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket and (y) the amount of any basket usage (including any borrowings under any Revolving Facility or under the Incremental Facilities) or other exception not subject to a ratio test made substantially simultaneously with, or contemporaneously with, any “ratio” test under the Facilities Documentation will be disregarded when determining pro forma compliance with such “ratio.” In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (1) $75 million and (2) 50% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (such greater amount, the “Starter Basket”) plus (b) the greater of (i) 50% of cumulative Consolidated Net Income (to be defined as provided under “Financial Definitions” below) and (ii) cumulative Consolidated EBITDA minus 1.5x cumulative Fixed Charges (as defined in the Precedent Documentation) (this clause (b), the “Builder Basket”), plus (c) the Declined Amounts, plus (d) the portion of net cash proceeds not required to be applied to prepayments pursuant to clause (B) in “Mandatory Prepayments” above as a result of the leverage-based step-downs plus (e) the cash proceeds of new public or private equity issuances of any direct or indirect parent of the Borrower or the Borrower (other than disqualified stock) actually received in the form of qualified equity, plus (f) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock) and the fair market value of any in-kind contributions, plus (g) the net cash proceeds received by the Borrower and its restricted subsidiaries from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (h) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the amount of such investments) or otherwise received from an unrestricted subsidiary (including the net proceeds of any sale, or issuance of stock, of an unrestricted subsidiary), plus (i) the investments of the Borrower and the restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries in an amount equal to the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and otherwise defined in a manner consistent with the Precedent Documentation, after giving effect to the Documentation Considerations. The Available Amount Basket may be used for indebtedness, liens, investments, dividends and distributions and the prepayment or redemption of Junior Debt; provided that use of the Builder Basket for dividends and distributions shall be subject to the absence of any continuing payment or bankruptcy event of default.

Permitted Asset Sales:	The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) for any transaction or series of related transactions, with a purchase price in an amount equal to the greater of $15 million and 10% of Consolidated EBITDA, at least either (x) 75% of the consideration for asset sales and dispositions, calculated over the period since the Closing Date and through the date of such asset sale or disposition, in excess of an amount to be agreed shall consist of cash or cash equivalents or (y) 50% of the consideration for asset sales and dispositions, calculated over the period since the Closing Date and through the date of such asset sale or disposition, in excess of an amount to be agreed shall consist of cash or cash equivalents (in each case, subject to exceptions to be set forth in the Facilities Documentation to be agreed, which shall include a basket in an amount equal to the greater of $65 million and 45% of Consolidated EBITDA for non-cash consideration that may be designated as cash consideration) and (c) to the extent applicable, such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

Permitted Acquisitions:	The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related or ancillary line of business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors will not be limited in any additional manner.

Financial Maintenance Covenant:

With respect to the Term Loan Facilities: None.

With respect to the Revolving Facility: The Facilities Documentation will contain a maximum First Lien Leverage Ratio with regard to the Borrower and its restricted subsidiaries on a consolidated basis (the “Financial Maintenance Covenant”), at a level of 9.50:1.00 (which First Lien Leverage Ratio shall be appropriately adjusted to reflect any additional original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter and any related increase in leverage as a result thereof to the extent necessary to maintain the same non-cumulative cushion to the Consolidated EBITDA) (and with no step-downs).

The foregoing Financial Maintenance Covenant will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, beginning with the third full fiscal quarter period ending after the Closing Date for which financial statements have been or are required to be delivered, quarterly on the last day of each fiscal quarter ending after the Closing Date for which financial statements have been or are required to be delivered, but only if, on the last day of such fiscal quarter, the aggregate outstanding principal amount of Revolving Loans (excluding amounts drawn to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter, Acquisition Funds and similar amounts related to other acquisitions, investments and capital expenditures and, for the avoidance of doubt, excluding letters of credit whether or not drawn), exceeds the greater of (x) $40 million and (y) 40% of the total amount of the Revolving Commitments.

For purposes of determining compliance with the Financial Maintenance Covenant, the Facilities Documentation shall provide for Cure Rights (as defined in the Precedent Documentation) that are the same as those set forth in the Precedent Credit Agreement (including, without limitation, as set forth in Section 7.02 of the Precedent Documentation). In addition, at the Borrower’s option, the Cure Amount (as defined in the Precedent Documentation) may instead be used to repay outstanding Revolving Loans and such repayment shall be deemed to have occurred prior to the last day of the applicable fiscal quarter for the purposes of measuring whether such Testing Condition was satisfied.

Financial Definitions:	The financial definitions in the Facilities Documentation shall be consistent with the equivalent definitions of such terms in the Precedent Documentation, after giving effect to Documentation Considerations, in each case as modified (a) as reasonably agreed to (i) more accurately reflect the business and financial accounting of the Borrower and its subsidiaries after giving effect to the Transactions and (ii) address technical clarifications adjustments, (b) to exclude any proceeds of the Revolving Facility or any Incremental Revolving Facility used for any permitted acquisition, investment in a joint venture, other similar investment or capital expenditure from the calculations of the First Lien Leverage Ratio, the Secured Leverage Ratio and the Total Leverage Ratio under the Facilities Documentation and (c) to include all adjustments and add-backs of the type included in the Sponsor Model (together with all updates and modifications thereto reasonably agreed with the Required Lead Arrangers) or the QofE Report; provided that there shall be (i) an uncapped addition to Consolidated EBITDA for pro forma “run rate” cost savings, operating expense reductions, revenue enhancements and synergies related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) before or after the Closing Date, (ii) an uncapped addition to Consolidated EBITDA for pro forma “run rate” cost savings, operating expense reductions, revenue enhancements and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) before or after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative, (iii) an addback for the net amount, if any, of the difference between (solely to the extent the amount in the following clause (A) exceeds the amount in the following clause (B)): (A) the deferred revenue of the Borrower and the restricted subsidiaries as of the last day of such period (the “Determination Date”) and (B) the deferred revenue of the Borrower and the restricted subsidiaries as of the date that is 12 months prior to the Determination Date, (iv) an addition to Consolidated EBITDA for the full run rate estimated benefit increase from new or amended contracts or replacement contracts entered into or coming into effect during any period or any volume or price increase that takes effect under any existing contract or amended or replacement contract during any period and (v) addbacks and adjustments at least as favorable to the Borrower as those in the Existing Credit Agreement. It being understood and agreed, for the avoidance of doubt, that all references to a First Lien Leverage Ratio, a Secured Leverage Ratio, a Total Leverage Ratio or an Interest Coverage Ratio, shall be deemed to be references to such ratios as set forth herein without regard to the amount of Consolidated EBITDA used to market and/or syndicate the Facilities.

Unrestricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrower) as an “unrestricted subsidiary” (with any subsidiary of an unrestricted subsidiary constituting an unrestricted subsidiary) and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (b) no payment or bankruptcy event of default under the Facilities Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial maintenance covenant contained in the Facilities Documentation.

Events of Default:

The Facilities Documentation will include event of default provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to the Documentation Consideration with a cross default and cross acceleration to indebtedness having a principal amount in excess of the greater of $60 million and 40% of Consolidated EBITDA.

Notwithstanding the foregoing, (i) only lenders holding at least a majority of the Revolving Commitments and Revolving Loans shall have the ability to (and be required in order to) amend the Financial Maintenance Covenant and waive a breach of the Financial Maintenance Covenant and (ii) a breach of the Financial Maintenance Covenant shall not constitute an event of default with respect to the Term Loan Facilities or trigger a cross-default under the Term Loan Facilities until the date on which the Revolving Commitments have been terminated or the Revolving Loans (if any) have been accelerated by the Revolving Lenders in accordance with the terms of the Revolving Facility.

Voting:

The Facilities Documentation will include voting provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to Documentation Considerations (including with respect to the inclusion of the Revolving Facility).

Notwithstanding the foregoing, amendments and waivers of the Financial Maintenance Covenant will be subject to the second paragraph under “Events of Default” above.

Cost and Yield Protection:	The Facilities Documentation will include cost and yield protection provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to Documentation Considerations. The Facilities Documentation will include customary provisions with respect to taxes.

Assignments and Participations:	The Facilities Documentation will include assignment and participation provisions (including with respect to affiliates of the Borrower) in accordance with the Documentation Considerations on terms and conditions substantially consistent with the Precedent Documentation after giving effect to Documentation Considerations.

Expenses and Indemnification:	The Facilities Documentation will include expense and indemnification provisions on terms and conditions substantially consistent with the Precedent Documentation after giving effect to Documentation Considerations.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	Paul Hastings LLP.

ANNEX I

Interest Rates:

With respect to the Initial Term Loan Facility, at the option of the Borrower, Term SOFR plus a margin (the “Applicable Margin”) of 3.25% or ABR plus an Applicable Margin of 2.25%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Term Loan Facility shall be subject to two 25 basis point step-downs at First Lien Leverage Ratios of 5.00:1.00 and 4.50:1.00, respectively (the “First Lien Term Loan Leverage Step-downs”).

In addition, on and after the date of any initial public offering of the Borrower, Holdings, or any parent entity thereof (an “IPO”), the applicable margins at each leverage level in respect of the Initial Term Loan Facility shall be 25 basis points lower than the Applicable Margins set forth above (the “First Lien IPO Step-down”).

With respect to the Revolving Facility, at the option of the Borrower, Term SOFR plus an Applicable Margin of 3.25% or ABR plus an Applicable Margin of 2.25%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Revolving Facility shall be subject to two 25 basis point step-downs at First Lien Leverage Ratios of 5.00:1.00 and 4.50:1.00, respectively.

In addition, on and after the date of any IPO, the applicable margins at each leverage level in respect of the Revolving Facility shall be 25 basis points lower than the Applicable Margins set forth above.

The Borrower may elect interest periods of 1, 3 or 6 months (or, if agreed by all relevant Lenders, 12 or fewer months or a period of shorter than 1 month) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Term SOFR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) prime commercial lending rate announced by the Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Term SOFR plus 1.0% per annum.

“Term SOFR” is the secured overnight financing rate for U.S. dollars for the relevant interest period. For the avoidance of doubt, Term SOFR shall not include a credit spread adjustment.

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There shall be a minimum Term SOFR (i.e., Term SOFR prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum in respect of the Initial Term Loan Facility and the Revolving Facility.

Letter of Credit Fees:	A per annum fee equal to the Applicable Margin related to Term SOFR loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to each letter of credit issuer, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the applicable Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s applicable Revolving Commitment, with exceptions for defaulting lenders.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the commitment fee under the Revolving Facility shall be determined by reference to a leverage-based pricing grid with step-downs to 0.375% and 0.25% per annum at First Lien Leverage Ratios of 5.00:1.00 and 4.50:1.00, respectively.

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Exhibit C

Project Zodiac

Facilities

Summary of Additional Conditions3

The initial borrowings under the Facilities on the Closing Date are subject solely to the satisfaction or waiver by the Commitment Parties of the applicable conditions set forth in the section entitled Conditions in the body of the Commitment Letter, the section entitled “Conditions to Initial Borrowing” in Exhibit B to the Commitment Letter and the following conditions (subject in all respects to the Limited Conditionality Provisions):

1. Since the date of the Acquisition Agreement, there shall not have occurred any Company Material Adverse Effect.

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Initial Term Loan Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by Buyer (or any of its affiliates) thereto, other than those modifications, amendments, consents or waivers by Buyer (or its affiliate) that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such when taken as a whole (it being understood that any modification, amendment, consent or waiver to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties), unless consented to in writing by the Required Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that Required Lead Arrangers shall be deemed to have consented to such amendment, supplement, waiver or modification unless they shall object in writing thereto within three business days of being notified or otherwise becoming aware of such amendment, waiver or modification; provided, further, that that any modification, amendment or express waiver or consents by Buyer (or its affiliate) that results in (a) a reduction in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties if such reduction is applied (i) first to reduce the Equity Contribution to 35% and (ii) thereafter to reduce the Equity Contribution and the Initial Term Loan Facility on a pro rata basis, (b) an increase in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties if such increase is not funded with indebtedness for borrowed money or disqualified stock of the Borrower or any of its subsidiaries and (c) a modification, amendment, consent or waiver of the Acquisition Agreement to a provision requiring that the Acquisition not be consummated prior to a particular date or prior to consummation of a period of time, notwithstanding the satisfaction of conditions to the consummation of the Acquisition set forth therein, shall not be deemed to be materially adverse to the Lenders or the Commitment Parties.

3. Confirmation from you that the Equity Contribution shall have been made, or substantially simultaneously with the initial borrowings under the Facilities shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

[3]

All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

4. The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related consolidated statements of comprehensive loss, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for, the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited condensed consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related unaudited consolidated statements of comprehensive loss, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the last fiscal quarter of the fiscal year) of the Target and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes). The Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (a) above for the fiscal years ended January 31, 2023 and January 31, 2024 and the unaudited financial statements referred to in clause (b) above for the fiscal quarters ended April 30, 2024 and July 31, 2024.

5. Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed (if applicable) and delivered by the Borrower and the Guarantors and, if applicable, be in proper form for filing.

6. The Administrative Agent and the Lead Arrangers shall have received all documentation at least two business days prior to the Closing Date and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined below), each Lender that so requests (which request is made through the Administrative Agent) shall have received a Beneficial Ownership Certification in relation to the Borrower; provided that the Administrative Agent has provided the Borrower a list of each such Lender and its electronic delivery requirements at least five Business Days prior to the Closing Date. “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined below), which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

7. The closing of the Facilities shall occur on or before the Expiration Date.

8. With respect to any given Facility, (a) the execution and delivery by the Borrower and the Guarantors (if any) of the Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and the Documentation Considerations and (b) delivery to the Lead Arrangers of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate, as of the Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit C, of a senior financial executive or officer of the Borrower.

9. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Initial Term Loan Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

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10. Substantially simultaneously with the initial borrowing under the Initial Term Loan Facility and the consummation of the Acquisition, the Existing Target Notes Repurchase/Exchange and Rollover and the Refinancing shall be consummated.

11. The Closing Date shall not occur prior to January 27, 2025.

C-3

EXHIBIT C

ANNEX I

Form of Solvency Certificate

[    ], 202[ ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [ ] of the Credit Agreement, dated as of [ ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [    ] (the “Borrower”), [    ], the lending institutions from time to time parties thereto and [ ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [    ], the [    ] of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

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(e) “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after consummation of the transactions contemplated by the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

By:
Name:
Title: [Chief Financial Officer]

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